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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 5, 2003

MARKWEST ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-31239	27-0005456
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

155 Inverness Drive West, Suite 200, Englewood, CO 80112-5000
(Address of principal executive offices)

Registrant's telephone number, including area code: 303-290-8700

ITEM 12. DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

        On November 5, 2003, MarkWest Energy Partners, L.P. (the "Partnership") announced its consolidated financial results for the quarter ended September 30, 2003. A copy of the Partnership's earnings press release is furnished as Exhibit 99.1 to this report on Form 8-K. The information contained in this report on Form 8-K, including Exhibit 99.1, shall not be deemed "filed" with the Securities and Exchange Commission nor incorporated by reference in any registration statement, proxy statement, or other report filed by the Partnership under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless the Partnership specifically incorporates that information into those documents by reference.

        A calculation of distributable cash flow for each of the three and nine months ended September 30, 2003, is presented in the press release furnished as an exhibit to this Form 8-K. Distributable cash flow is a non-generally accepted accounting principle financial measure. The amounts included in the calculation of this financial measure are computed in accordance with generally accepted accounting principles ("GAAP"), with the exception of sustaining capital expenditures. Sustaining or maintenance capital expenditures are defined as only those capital expenditures that do not increase the capacity of an asset or generate additional revenues or cash flow from operations. The press release includes a reconciliation of distributable cash flow to net income, which is the nearest comparable GAAP financial measure.

        We believe that investors benefit from having access to the same financial measures being utilized by management. Distributable cash flow is a significant metric used by our management to compare cash flows generated by the Partnership to the cash distributions we make to our partners. Using this metric, management can quickly compute the coverage ratio of these cash flows to cash distributions. This is an important financial measure for our limited partners (including public unitholders) since it is an indicator of our success in providing a cash return on their investment. Specifically, this financial measure tells investors whether or not the Partnership is generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions paid to partners. Lastly, distributable cash flow is the quantitative standard used throughout the investment community with respect to publicly-traded oil and gas partnerships.

SIGNATURE

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P. (Registrant)
	By:	MarkWest Energy GP, L.L.C., Its General Partner
Date: November 5, 2003	By:	/s/ DONALD C. HEPPERMANN Donald C. Heppermann, Senior Executive Vice President, Chief Financial Officer and Secretary

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  ITEM 12. DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
SIGNATURE